Exhibit 99.2

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Darren Daugherty Investor Relations (212) 521-2788 Candace Leeds Public Affairs (212) 521-2416

CAROLINA GROUP REPORTS
NET INCOME FOR 2007

    NEW YORK, February 11, 2008—Loews Corporation (NYSE:LTR) today reported Carolina Group net income for the 2007 fourth quarter of $206 million, compared to $220 million in the 2006 fourth quarter. The decrease in net income is primarily due to a charge of $46 million, after taxes, related to litigation, partially offset by a lower effective tax rate as compared to 2006 due primarily to the statutory increase in the tax benefit related to the manufacturer’s deduction and resolution of certain state tax uncertainties.

    Net income per share of Carolina Group stock (NYSE:CG) for the fourth quarter of 2007 was $1.18, compared to $1.26 in the comparable period of the prior year. Carolina Group stock represented a 62.4% and 62.3% economic interest in the Carolina Group for the three months ended December 31, 2007 and 2006, respectively.

    Net sales for the Carolina Group were $957 million in the fourth quarter of 2007, compared to $937 million in the 2006 fourth quarter. Domestic unit volume decreased 4.3% in the 2007 fourth quarter compared to the 2006 fourth quarter. The fourth quarter of 2006 was favorably impacted by increased wholesale purchases in anticipation of an industry price increase.

    Carolina Group net income for the year ended 2007 was $855 million, compared to $760 million for the year ended 2006. The increase in net income is primarily due to higher effective unit prices resulting from price increases in December 2006 and September 2007 and lower sales promotion expenses, and a lower effective tax rate, partially offset by an increase in expenses for the State Settlement Agreements and the fourth quarter charge related to litigation. The effective tax rate was lower in 2007, as compared to 2006, due to the statutory increase in the tax benefit related to the manufacturer’s deduction and resolution of certain state tax uncertainties.

Net income per share of Carolina Group stock for the year ended 2007 was $4.91, compared to $4.46 in the prior year. Carolina Group stock represented a 62.4% and 54.8% economic interest in the Carolina Group for the years ended December 31, 2007 and 2006, respectively.

    Net sales for the Carolina Group were $3.969 billion in 2007, compared to $3.755 billion in the prior year. Domestic unit volume decreased 0.8% in 2007 compared to 2006, whereas the industry declined by approximately 5%.

    Results of operations of the Carolina Group include interest expense on notional intergroup debt of $9 million, $16 million, $48 million and $71 million, net of taxes, for the three months and years ended December 31, 2007 and 2006, respectively. At December 31, 2007, $424 million principal amount of notional intergroup debt was outstanding.

    The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company’s assets and liabilities, referred to as the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

    As of December 31, 2007 there were 108,459,141 shares of Carolina Group stock outstanding, representing a 62.4% economic interest. Depending on market conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

    On December 17, 2007, Loews announced that its Board of Directors has approved a plan to spin-off its entire ownership interest in Lorillard to holders of Carolina Group stock and Loews common stock in a tax-free transaction, as a result of which the Carolina Group, and all of the Carolina Group stock, would be eliminated and Lorillard would become a separate publicly traded company.

    The transaction would be accomplished by Loews through its (i) redemption of all outstanding Carolina Group stock in exchange for shares of Lorillard common stock, with holders of Carolina Group stock receiving one share of Lorillard common stock for each share of Carolina Group stock they own, and (ii) disposition of its remaining Lorillard common stock in an exchange offer for shares of outstanding Loews common stock or as a pro rata dividend to the holders of Loews common stock.

    Completion of the proposed transaction is subject to a number of conditions, as described in the Loews press release dated December 17, 2007, a copy of which is posted on Loews’s website.

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A separate press release reporting Loews Corporation’s consolidated results for the fourth quarter and full year of 2007 is being issued contemporaneously with this report.

    A conference call to discuss the fourth quarter results of Loews Corporation has been scheduled for 11:00 a.m. EST, Monday, February 11, 2008. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 31845147.

Forward-Looking Statements

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual events to differ materially from those described. Important factors that could cause actual events to differ from those described include, but are not limited to, satisfaction of the conditions to completion of the proposed spin-off transaction noted herein. Therefore, no assurance can be given that the spin-off will be consummated on the currently proposed terms or otherwise. Loews expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Carolina Group
Financial Review

	December 31,
	Three Months		Year Ended
	2007	2006	2007	2006

	(Amounts in millions, except per share data)

Net sales (a)	$957	$937	$3,969	$3,755

Cost of sales (a) (b)	535	522	2,307	2,160
Selling, advertising and administrative (c)	142	69	388	354

Total operating costs and expenses	677	591	2,695	2,514

Operating income	280	346	1,274	1,241
Investment income and other (d)	21	35	118	112
Interest expense	(8)	(26)	(74)	(116)

Income before income taxes	293	355	1,318	1,237
Income taxes	87	135	463	477

Net income	206	220	855	760
Earnings attributable to the Loews Group intergroup
interest (e)	78	83	322	344

Income attributable to Carolina Group shareholders (f)	$128	$137	$533	$416

Per share of Carolina Group stock	$1.18	$1.26	$4.91	$4.46

Weighted diluted number of shares	108.61	108.44	108.57	93.47

Notional, intergroup debt owed by the Carolina Group to
the Loews Group
December 31, 2007	$424
December 31, 2006	1,230

(a)	Includes excise taxes of $165, $172, $688 and $699 for the respective periods.
(b)	Includes charges of $247, $215, $1,048 and $911 ($172, $134, $680 and $560 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c)
Includes a $66 charge for the three months and year ended December 31, 2007 related to litigation, and restructuring costs of $4 and $20 for the three months and year ended December 31, 2006 related to early retirement and curtailment charges for Lorillard’s pension and other post-retirement benefit plans.

(d)	Includes income from limited partnership investments of $3, $9, $34 and $26 ($2, $6, $22 and $16 after taxes) for the respective periods.
(e)
The Loews Group’s intergroup interest in the earnings of the Carolina Group reflected share equivalents amounting to 65.45 million shares of 173.90 million share and share equivalents outstanding as of December 31, 2007 and share equivalents amounting to 65.45 million shares of 173.77 million share and share equivalents outstanding as of December 31, 2006. As of December 31, 2007, there were 108.46 million shares of Carolina Group outstanding.

(f)	Represents 62.4%, 62.3%, 62.4% and 54.8% of the economic interest in the Carolina Group for the respective periods.

Carolina Group
Supplemental Information

The following information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	December 31,
	Three Months		Year Ended
	2007	2006	2007	2006

Full Price Brands

Total Newport	7,716,510	8,148,465	32,838,856	33,105,422
Total Kent Family	111,024	140,499	481,842	600,519
Total True	100,494	120,600	435,407	509,831
Total Max	6,992	8,172	29,012	33,723
Total Satin		993	72	4,887

Total Full Price Brands	7,935,020	8,418,729	33,785,189	34,254,382

Price/Value Brands

Total Old Gold	147,162	196,010	616,640	803,669
Total Maverick	433,331	283,884	1,440,339	1,072,811

Total Price/Value Brands	580,493	479,894	2,056,979	1,876,480

Total Domestic Cigarettes	8,515,513	8,898,623	35,842,168	36,130,862

Total Puerto Rico and U.S. Possessions	201,882	224,196	794,676	813,576

Grand Total	8,717,395	9,122,819	36,636,844	36,944,438

Notes:

1.	This information is not adjusted for returns.
2.	Domestic unit volume includes units sold as well as promotional units, and excludes volumes for Puerto Rico and U.S. Possessions.
3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
4.	Unit volume is not necessarily indicative of the level of revenues for any period.